Exhibit 99.3

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES RECEIPT OF REQUISITE CONSENTS TO AMEND

INDENTURE GOVERNING ITS 10.375 PERCENT SENIOR NOTES DUE 2016

TENDERS RECEIVED FROM HOLDERS TOTALING APPROXIMATELY $173 MILLION, OR 58 PERCENT,

OF OUTSTANDING NOTES

RADNOR, PA (Globe Newswire) April 24, 2013 – Penn Virginia Corporation (NYSE: PVA) announced today that, as of 5:00 p.m., New York City time, today (Consent Expiration), as reported by the tender agent, it had received tenders and consents from holders of approximately $173 million, or 58 percent, of the principal amount of its outstanding 10.375 percent senior notes due 2016 (2016 Senior Notes), in connection with its previously announced tender offer (Offer) and consent solicitation respecting the 2016 Senior Notes.

PVA intends to execute later today a supplemental indenture with respect to the indenture governing the 2016 Senior Notes (Indenture) that will shorten to three business days the minimum notice period for optional redemptions eliminate substantially all restrictive covenants and certain default provisions contained in the Indenture. The supplemental indenture, however, will not become operative until PVA has purchased a majority in principal amount of the 2016 Senior Notes pursuant to the terms of the Offer.

PVA’s obligation to accept for purchase, and to pay for, any 2016 Senior Notes pursuant to the Offer is subject to a number of conditions that are set forth in the Offer to Purchase and Consent Solicitation Statement, dated April 11, 2013, as amended on April 18, 2013, including the closings earlier today of PVA’s previously announced Eagle Ford Shale acquisition and its private placement of $775 million in principal amount of 8.50 percent senior notes due 2020. Subject to the satisfaction or waiver of the remaining customary conditions to the Offer, PVA expects to pay tomorrow to all holders who validly tendered their 2016 Senior Notes prior to the Consent Expiration, and did not withdraw them prior to 5:00 p.m., New York City time, today (Withdrawal Time), the Total Consideration of $1,065.34 for each $1,000 principal amount of 2016 Senior Notes, which includes a $30.00 consent payment.

The Offer is scheduled to expire at 11:59 p.m., New York City time, on May 8, 2013, unless extended (the Expiration Time). Holders who validly tender their 2016 Senior Notes after the Consent Expiration but before the Expiration Time will be eligible to receive on the final settlement date only the Tender Offer Consideration, which is $1,035.34 for each $1,000 principal amount of 2016 Senior Notes, and does not include a consent payment. The final settlement date is expected to be May 9, 2013.

Holders whose 2016 Senior Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the 2016 Senior Notes up to, but not including, the applicable settlement date.

The Withdrawal Time has passed, so previously tendered 2016 Senior Notes may no longer be withdrawn, and holders who tender their 2016 Senior Notes thereafter will not have withdrawal rights.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated April 11, 2013, as amended on April 18, 2013, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the Offer, by calling (800) 967-4612 (US toll-free) or (212) 269-5550 (collect) or by emailing pva@dfking.com.

PVA has also retained RBC Capital Markets, LLC as dealer manager for the Offer and solicitation agent for the Consent Solicitation. Questions regarding the terms of the Offer may be directed to RBC Capital Markets, LLC, Liability Management Group, at (212) 618-7822 (collect) and (877) 381-2099 (US toll-free).

None of PVA, its board of directors (or any committee thereof), the dealer manager, the tender agent, the information agent, the trustee for the 2016 Senior Notes or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2016 Senior Notes in the Offer.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated April 11, 2013, as amended April 18, 2013. The Offer is not being made to holders of 2016 Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged primarily in the development, exploration and production of oil and natural gas in various domestic onshore regions including Texas, Oklahoma, Mississippi and Pennsylvania. For more information, please visit our website at www.pennvirginia.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.

Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com